Exhibit 5.1

October 14, 2021

NeuroOne Medical Technologies Corporation

7599 Anagram Drive

Eden Prairie, MN 55344

Re:	Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-256830)

Ladies and Gentlemen:

We have acted as counsel to NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”), in connection with (i) preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of (a) a Registration Statement on Form S-3 (File No. 333-256830) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), declared effective on June 14, 2021, and the prospectus of the Company included in the Registration Statement (the “Base Prospectus”) and (b) a prospectus supplement to the Base Prospectus, dated as of October 13, 2021 (the “Prospectus Supplement”), pertaining to the issuance and sale by the Company of up to 4,312,500 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in a public offering (the “Offered Shares”) and (ii) the Underwriting Agreement, dated as of October 13, 2021 (the “Underwriting Agreement”), between the Company and Craig-Hallum Capital Group LLC, as the sole underwriter.

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we have assumed that the Offered Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus, the Prospectus Supplement, including all supplements and amendments thereto, and the Underwriting Agreement.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States and the Delaware General Corporation Law.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Offered Shares covered by the Registration Statement and the Prospectus Supplement have been duly authorized by the Company and, when issued, sold, and delivered by the Company in accordance with, and as described in, the Registration Statement and the Prospectus Supplement and in the manner set forth in the Underwriting Agreement, against payment therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman LLP
Honigman LLP

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402